EXHIBIT 99.1

National Institute on Drug Abuse Awards Pain Therapeutics $2.2 Million Grant

Provides Funding for FENROCK™, an Abuse-deterrent Pain Patch

AUSTIN, Texas, Sept. 18, 2017 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE), a biopharmaceutical company, today announced that it has been awarded a research and development grant from the National Institute on Drug Abuse (NIDA).  The grant of approximately $2.2 million provides Pain Therapeutics with a path forward to develop FENROCK™, a drug candidate for severe pain.  FENROCK is a transdermal patch that contains the prescription drug fentanyl to manage pain and incorporates novel abuse-deterrent technology.

“We are grateful for NIDA’s scientific and financial support for FENROCK”, said Remi Barbier, President & CEO of Pain Therapeutics.  “This grant underscores the urgent need to better address the abuse potential of currently marketed fentanyl patches.”

NIDA’s research grant is a technical-milestone based award that will enable Pain Therapeutics to immediately move forward with the development of FENROCK, an early-stage drug candidate.  NIDA awarded this research grant to Pain Therapeutics following a competitive, in-depth evaluation of its technology for scientific and technical merit.

Fentanyl is an opioid drug that is up to 100 times more potent than morphine.  When used properly by patients under the care of a qualified physician, a fentanyl patch releases drug slowly over 72 hours.  This helps to manage pain that is severe enough to require daily around-the-clock, long-term treatment.  However, fentanyl is also abused by non-patients for its euphoric effects.  Abusers can chew on a fentanyl patch, or simply extract the fentanyl from a patch, then inject or ingest the contents.  This practice is illicit and highly dangerous.  It can quickly introduce into the body a massive amount of fentanyl, which can lead to addiction, overdose and death.

Pain Therapeutics developed in-house the technology for FENROCK and owns all development and commercial rights, without royalty or milestone obligations to any third-parties.

Fentanyl is a schedule II substance under the U.S. Controlled Substance Act.

About Pain Therapeutics, Inc.
Pain Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops novel drugs.  The FDA has not yet established the safety or efficacy of any of our drug candidates.  For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such statements include, but are not limited to, statements regarding the safety, efficacy, or any abuse deterrent properties of FENROCK.  Such statements are based on management's current expectations, but actual results may differ materially due to various factors.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to the ability to demonstrate the specificity, safety, efficacy or potential benefits of a transdermal patch to treat pain.  For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

For More Information Contact:
Ruth Araya
Pain Therapeutics, Inc.
IR@paintrials.com
(512) 501-2485